Page 13
                                                             Exhibit 10(iii)A(b)



                                  May 14, 1996




J. Robert Hipps
5021 Northside Drive, N.W.
Atlanta, Georgia  30327-4421


Dear Bob:

This letter will confirm our agreement with respect to your termination of employment with National Service Industries, Inc. ("NSI").

     1. Effective Date. Your termination of employment will be effective on May 31, 1996 (the "Effective Date"). Our expectation is that you will continue to work until the Effective Date, unless I advise you otherwise, in which case you will be placed on a paid leave of absence until the Effective Date.

     2. Severance Pay. NSI will pay you, as severance pay, an amount equal to your salary at the current monthly rate for a twelve (12) month period commencing on June 1, 1996 and continuing until May 31, 1997. Payment of your severance pay will be made on a semi-monthly basis. You will also be entitled to a pro rata share of your bonus for fiscal year 1996 payable in September, 1996.

     3. Additional Benefits. If you elect COBRA coverage following your termination of employment, you will continue to pay the portion of the health insurance premium cost which you currently pay to NSI, and NSI will pay the remaining amount of your monthly premiums for COBRA coverage (including coverage for your wife) until the sooner of (a) your qualification under a medical plan offered by your employer, or (b) May 31, 1997. NSI will amend your Stock Option Agreements in two respects: (1) stock options that would otherwise vest in September, 1996 will vest on or before May 31, 1996; and (2) the time for exercising all vested stock options will be extended until May 31, 1997. You will receive a pension annuity commencing on June 1, 1996 or on such other date as you elect prior to your 65th birthday. The amount of the pension annuity will be determined based upon the pension annuity you would have received under the Supplemental Retirement Plan for Executives of NSI (effective as of January 1,
1994) if you had had four additional years of credit and had been eligible for early retirement under the Supplemental Retirement Plan for Executives of NSI on the Effective Date. An

                                                             Exhibit 10(iii)A(b)

Page 2
J.R. Hipps
May 14, 1996



appendix to such plan will be added in the form attached to this letter. In lieu of the annuity, you may elect to receive a lump sum equivalent as of May 31, 1996 (calculated using a discount rate of 8%). You will also receive a lump sum payment on June 15, 1996 in the amount of $41,877 to compensate you for the difference between the Interest Earnings Rate and the Termination Interest Earnings Rate under the Senior Management Benefit Plan, assuming an Interest Earnings Rate of eleven percent (11%) going forward and a discount rate of eight percent (8%), and for the unvested portion of your 40l(k) plan account. Further, we confirm that the Company Contribution Amount for you under the Executives' Deferred Compensaton Plan will vest on the Effective Date. In addition, NSI will pay for out-placement services in accordance with the executive placement program offered by Right Associates.

     4. Other Terms of Payment. You acknowledge that the foregoing severance pay and benefits exceed those which you would otherwise receive upon your termination of employment. Your severance pay and benefits will be subject to appropriate tax withholdings and will satisfy all sums which might otherwise be due you from NSI, including, without limitation, vacation pay and bonuses, but excluding any payments due you under the Executive Deferred Compensation Plan for Senior Officers, the Senior Management Benefit Plan, the Executive Savings Plan, NSI's Pension Plan C, the Supplemental Retirement Plan for Executives of NSI (effective as of January 1, 1994), and NSI's 40l(k) Plan, which payments will be made in accordance with the terms of such plans. You will not be eligible to participate in any employee benefit plans following your termination on the Effective Date, except as provided above and as provided for under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended.

     5. Conditions to Payment. You understand that the severance pay and benefits provided for hereunder are conditioned upon (a) your not disparaging NSI or any officer, director or employee of NSI in any material respect; (b) your not disclosing to any person or using for your own benefit, directly or indirectly, any trade secrets or confidential information of NSI, unless directed to do so by court order; (c) your not soliciting, either directly or indirectly, any current employees of NSI to terminate their employment with NSI and become employed by you or any person or entity with whom you are associated;
(d) your compliance with the provisions of paragraph 6 below, and (e) the approval of the Executive Resource and Nominating Committee of the Board of Directors of NSI. In the event you violate any of the foregoing conditions (other than the condition set forth in subparagraph (d) above) within a period of five (5) years after the date hereof, NSI may suspend all further severance pay and benefits provided hereunder. In the event you violate the condition set forth in subparagraph (d) above at any time prior to the expiration of the applicable statutes of limitations, NSI may suspend all further

                                                                         Page 15
                                                             Exhibit 10(iii)A(b)

Page 3
J.R. Hipps
May 14, 1996



severance pay and benefits provided hereunder. In addition, NSI may at any time pursue any other remedies to which it may be entitled at law or in equity.

     6. Release. In consideration of enhanced severance pay and benefits, and subject to the fulfillment of the condition provided in subparagraph 5(e) hereof, as described above, you hereby release and forever discharge NSI and its divisions, subsidiaries, and affiliates and their respective shareholders, officers, directors, employees, agents or others acting on their behalf, and each of them, from any and all claims, losses or expenses (including attorneys' fees) which you now have or have had or may later claim to have had as of the date hereof against them arising out of your employment with NSI or the termination of your employment. You understand and agree that as a result of this release and discharge, you will not, for example, be entitled to pursue any claims arising out of any alleged violation of your rights while employed by NSI, including, but not limited to, (a) claims for back pay, reinstatement or recovery of any losses or compensatory, punitive, or other damages to you or your property resulting from any alleged violation of state or federal law, such as (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. SS 2000e, et. seq. (prohibiting discrimination on account of race, color, sex, national origin or religion); the Age Discrimination in Employment Act of 1967, 29 U.S.C. SS 621, et. seq. (prohibiting discrimination on account of age); the Americans with Disabilities Act of 1990, 42 U.S.C SS 12101, et. seq. (prohibiting discrimination on account of disability); the Family and Medical Leave Act of 1993 (relating to leaves of absence for family and medical reasons); and any similar federal or state law claim relating to your employment; and (b) claims resulting or arising from or in connection with any alleged tortious conduct or other wrongdoing by NSI.

     7. Acceptance Period. You have a period of twenty-one (21) days from the date hereof to consider whether or not you will accept the terms and conditions set forth herein. You are advised to consult with an attorney and anyone else of your choosing to obtain advice and information concerning such terms and conditions. In order to receive the severance pay and benefits, it will be necessary for you to accept such terms and conditions by signing both copies of this letter agreement and returning one (1) copy to me within twenty-one (21) days from the date hereof.

     8. Revocation Period. You understand that for a period of up to and including seven (7) days after the date you sign this letter agreement, you may revoke it entirely. No rights or obligations contained in this agreement shall become enforceable before the end of this seven (7) day revocation period. If you decide to revoke this letter agreement, you will deliver a signed notice of revocation to me on or before the end of this seven (7) day period. Upon delivery of a timely notice of revocation, this letter agreement shall be canceled and void, and neither party to this letter agreement shall have

                                                             Exhibit 10(iii)A(b)

Page 4
J.R. Hipps
May 14, 1996



any rights or obligations arising under it.

     9. Nondisclosure Covenant. You agree to hold this agreement and the contents hereof in strict confidence and not to disclose such contents to any third party, other than your family members and financial and legal advisors, without the prior written approval of NSI.

     10. Nondisparagement by NSI. NSI agrees to take appropriate steps to ensure that the officers of NSI will not disparage you.

     11. Miscellaneous. This letter agreement constitutes the entire agreement of the parties and supersedes any prior agreements, whether oral or written, between the parties, including any prior employment agreements. This letter agreement shall be binding upon and inure to the benefit of the successors and assigns of NSI and your heirs, administrators, executors and personal representatives. If any provision of this letter agreement is determined to be unenforceable by a court of appropriate jurisdiction, the remaining provisions of this letter agreement will continue in effect at the discretion of NSI.

     12. Statement of Understanding. YOU STATE THAT YOU HAVE CAREFULLY READ THIS LETTER AGREEMENT, UNDERSTAND ITS MEANING AND INTENT, AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS. YOU FURTHER STATE THAT THE ONLY PROMISES MADE TO YOU TO SIGN THIS LETTER AGREEMENT ARE SET FORTH HEREIN.

                                                     Sincerely,


                                                     /s/ James S. Balloun
                                                     James S. Balloun


AGREED TO AND ACCEPTED THIS
17th DAY OF       May   , 1996.



/s/ J. Robert Hipps
J. Robert Hipps